Exhibit 10.5

February 20, 2018

STRICTLY PRIVATE

AND CONFIDENTIAL

Roy Teng

Vice President

c/o: Mandelbaum Salsburg P.C.

1270 Avenue of the Americas, Suite 1808,

New York, NY 10016

Dear Mr. Teng

This is to acknowledge and confirm the terms of our corporate finance representation agreement (the “Agreement”) as follows:

1.	PBG Water Solutions International Inc., its subsidiaries and affiliates (the “Company”) hereby engages Rebus Capital Group, LLC (“Rebus”) and its affiliate, registered investment banking firm Pluris Capital Group, Inc. (“Pluris”), collectively (the “Bankers”), and the Bankers hereby agree to render services to the Company, as its exclusive corporate finance advisor and investment banker on the terms and for the services specified herein.

As the Company’s exclusive corporate finance advisor and investment banker, Rebus will provide general financial advice to the Company, including advice related to investor relations and entering the U.S. capital markets. Additionally, Rebus will provide the Company with approximately 800 square feet of office space at 1501 Broadway, New York, NY, 15th floor, as well as related services during the term of the Engagement Period, defined hereinafter. Pluris will undertake specific investment banking transactions for the Company, which will be covered by separate agreements between the parties.

The Company will ensure the accuracy of any information provided to the Bankers during the term of this Agreement and that it will not contain any untrue statement of a material fact or omit to state a material fact required to make the information not misleading. The Company will advise the Bankers immediately of the occurrence of any event or any other change known to the Company which results in the information containing an untrue statement of a material fact or omitting to state a material fact required to be stated or necessary to make the information not misleading.

2.	The term of this engagement shall be for a period of five years (the “Engagement Period”) commencing with the execution of this Agreement by the Company (the “Effective Date”), subject to cancelation by six months written notice any time after the initial Engagement Period.

3.	The Company will remit to Rebus a non-refundable quarterly payment, at the beginning of each quarter, in the amount of $30,000 USD, beginning on the beginning of the second quarter from the Effective Date through the Engagement Period of this Agreement. The fee for the first quarter shall be waived by Rebus.

Any fees not paid when due will accrue interest to the extent permitted by applicable law, at a rate of 9% per year and the Company will be responsible for all legal fees incurred by Pluris in collecting such fees.

4.	Indemnification is incorporated by reference to Addendum I.

5.	The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its rights or obligations hereunder without the express written consent of the Bankers.

Mr. Roy Teng

February 20, 2018

6.	Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the Financial Industry Regulatory Authority (“FINRA”) in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

7.	All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to the Bankers, to 204 E. 3rd Street, Brooklyn, NY 11218 Attention: William J. McCluskey; and if to the Company, to 1501 Broadway, New York, NY 10036, Attention: Roy Teng .

8.	The Company represents and warrants to the Bankers that Roy Teng is the Chief Executive Officer of the Company and is authorized on behalf of the Company to execute the Agreement, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

9.	The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to the Bankers and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by the Bankers at its address set forth on this letter.

REBUS CAPITAL GROUP, LLC and PLURIS CAPITAL GROUP, INC.

By:	/s/ William J. McCluskey
William J. McCluskey
Chairman and CEO

Accepted and agreed to as of

the ______ day of ____________, 2018.

PBG Water Solutions International Inc.

By:	/s/ Roy Teng
Roy Teng
Vice President

Mr. Roy Teng

February 20, 2018

Addendum I - Indemnification

The Company shall:

a.	Indemnify the Bankers, its affiliates and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by the Bankers hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of the Bankers; and

b.	Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by the Bankers hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and the Bankers agree that if any indemnification or reimbursement sought by the Bankers of the Company is finally judicially determined to be unavailable then, whether or not the Bankers is entitled to indemnification or reimbursement, the Company and Bankers shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Bankers on the other, in connection with the transaction to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by Bankers hereunder. The provisions hereof shall survive any termination of this Agreement.